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                                 EXHIBIT 23.3



                      CONSENT OF SMITH BARNEY SHEARSON INC.


     We hereby consent to (i) the inclusion of our opinion letter, dated May 2, 1994, to the Board of Directors of FHP International Corporation ("FHP") as Exhibit D to the Joint Proxy Statement of FHP and TakeCare, Inc. ("TakeCare") relating to the proposed merger of TakeCare with and into FHP Sub, Inc., a wholly-owned subsidiary of FHP, and (ii) all references made to our firm and such opinion in such Joint Proxy Statement under the captions "SUMMARY -- Opinions of Financial Advisors" and "THE MERGER -- Background of the
Merger; -- Recommendations of the Boards of Directors and Reasons for the Merger; and, -- Opinions of Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.




                                           SMITH BARNEY SHEARSON INC.

New York, New York
May 2, 1994